Exhibit 3.4

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

REGENCY CENTERS CORPORATION

DESIGNATING THE PREFERENCES, RIGHTS AND LIMITATIONS OF 4,400,000

SHARES OF 5.875% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

$0.01 Par Value

Original Designation filed in the office of Secretary of State of Florida on August 16, 2023.

Pursuant to Section 607.0602 of the Florida Business Corporation Act (the “FBCA”), Regency Centers Corporation, a Florida corporation (the “Corporation”), does hereby certify that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Section 4.2 of the Restated Articles of Incorporation of the Corporation (the “Articles”) and Section 607.0602 of the FBCA, the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted on May 17, 2023, has classified 4,400,000 shares of the authorized but unissued Preferred Stock, par value $0.01 per share (“Preferred Stock”), as a separate series of Preferred Stock, authorized the issuance of a maximum of 4,400,000 shares of such series of Preferred Stock and set certain of the preferences, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such series of Preferred Stock. Shareholder approval was not required under the Articles with respect to such designation.

SECOND: The series of Preferred Stock of the Corporation created by the resolutions duly adopted by the Board of Directors and referred to in Article FIRST of these Articles of Amendment shall have the following designation, number of shares, preferences, voting powers, restrictions and limitation as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions:

1. Designation and Number. A series of preferred stock, designated the 5.875% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), is hereby established. The number of shares constituting the Series B Preferred Stock shall initially be 4,400,000.

2. Defined Terms. The terms defined in this Section, whenever used herein, shall, unless the context otherwise requires, have the respective meanings hereinafter specified:

“Alternative Conversion Consideration” shall have the meaning set forth in Section 10(a).

“Alternative Form Consideration” shall have the meaning set forth in Section 10(a).

“Annual Dividend Rate” shall have the meaning set forth in Section 5(a).

“Articles” shall have the meaning set forth in Article FIRST of these Articles of Amendment.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by the Board of Directors to perform any of its responsibilities with respect to the Series B Preferred Stock.

“business day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Change of Control” occurs when, after the Series B Preferred Stock issue date, the following have occurred and are continuing:

(a) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of common stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of common stock entitled to vote generally in the election of directors (and such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(b) following the closing of any transaction referred to in (a) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed or quoted on the NYSE, the NYSE American or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the NASDAQ.

“Change of Control Conversion Right” shall have the meaning set forth in Section 10(a).

“Change of Control Redemption Right” shall have the meaning set forth in Section 8.

“Code” shall have the meaning set forth in Section 5(e).

“common stock” shall mean the common stock, par value $0.01 per share, of the Corporation and any stock into which such common stock shall have been changed or any stock resulting from any capital reorganization or reclassification of such common stock, and all other stock of any class or classes (however designated) of the Corporation the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

“Common Share Conversion Consideration” shall have the meaning set forth in Section 10(a).

“Common Stock Price” shall have the meaning set forth in Section 10(a).

“Conversion Agent” shall have the meaning set forth in Section 10(d).

“Conversion Consideration” shall have the meaning set forth in Section 10(a).

“Conversion Date” shall have the meaning set forth in Section 10(a).

“Corporation” shall have the meaning set forth in Article FIRST of these Articles of Amendment.

“Dividend Payment Date” shall have the meaning set forth in Section 5(b).

“Dividend Record Date” shall have the meaning set forth in Section 5(b).

“Event” shall have the meaning set forth in Section 11(c)(ii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Cap” shall have the meaning set forth in Section 10(a).

“FBCA” shall mean the Florida Business Corporation Act.

“Liquidation Preference” shall have the meaning set forth in Section 6(a).

“NASDAQ” shall mean the Nasdaq Stock Market or any exchange or quotation system that is a successor to the Nasdaq Stock Market on which the Series B Preferred Stock is listed or quoted.

“NYSE” shall mean the New York Stock Exchange or any exchange or quotation system that is a successor to the New York Stock Exchange on which the Series B Preferred Stock is listed or quoted.

“NYSE American” shall mean the NYSE American or any exchange or quotation system that is a successor to the NYSE American on which the Series B Preferred Stock is listed or quoted.

“Optional Redemption Date” shall mean October 1, 2024.

“Optional Redemption Right” shall have the meaning set forth in Section 7.

“Parity Preferred” shall have the meaning set forth in Section 11(b).

“person” shall mean any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any governmental authority.

“Preferred Dividend Default” shall have the meaning set forth in Section 11(b).

“Preferred Stock Director” shall have the meaning set forth in Section 11(b).

“REIT” shall have the meaning set forth in Section 5(e).

“Rights and Preferences” shall have the meaning set forth in Section 11(c)(ii).

“Series A Preferred Stock” shall mean the 6.25% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Corporation.

“Series B Preferred Stock” shall have the meaning set forth in Section 1.

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of stock of the Corporation.

“Share Cap” shall have the meaning set forth in Section 10(a).

“Share Split” shall have the meaning set forth in Section 10(a).

3. Maturity. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4. Ranking. The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of common stock of the Corporation, and to all equity securities issued by the Corporation ranking junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, (b) on a parity with the Series A Preferred Stock, and with all other equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock and the Series B Preferred Stock with respect to dividend rights or other rights upon liquidation, dissolution or winding up of the Corporation, and (c) junior to all existing and future indebtedness of the Corporation, and to any equity securities that the Corporation may issue in the future the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

5. Dividends.

(a) Holders of shares of the Series B Preferred Stock are entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, preferential cumulative dividends payable in cash at the rate per annum of $1.4688 per share of the Series B Preferred Stock (the “Annual Dividend Rate”), which is equivalent to a rate of 5.875% per annum of the Liquidation Preference.

(b) Dividends on the Series B Preferred Stock shall be cumulative from and including August 1, 2023 and shall be payable in arrears for each quarterly period ending January 31, April 30, July 31 and October 31 on January 31, April 30, July 31 and October 31, respectively, of each year, or, if any such date shall not be a business day, not later than the next succeeding business day (each, a “Dividend Payment Date”). The amount of dividends payable on each Dividend Payment Date for the Series B Preferred Stock shall be computed by dividing the Annual Dividend Rate by four. The first dividend will be payable on October 31, 2023, with respect to the period commencing on August 1, 2023, as if the Series B Preferred Stock was issued and outstanding on that date and ending October 31, 2023. The amount of any dividend payable on the Series B Preferred Stock with respect to any period (that is shorter or longer than one full quarterly period) will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date determined each quarter by the Board of Directors, as provided by the FBCA, which shall not be more than 30 days preceding the applicable Dividend Payment Date (each, a “Dividend Record Date”).

(c) No dividends on shares of Series B Preferred Stock shall be authorized by the Board of Directors or declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart shall be restricted or prohibited by law.

(d) Notwithstanding the foregoing, dividends on outstanding shares of the Series B Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Accrued but unpaid dividends on shares of the Series B Preferred Stock will not bear interest and holders of shares of the Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be authorized, declared and paid or authorized, declared and set apart for payment on any capital stock of the Corporation ranking, as to dividends, on a parity with the Series B Preferred Stock (other than a dividend in shares of the common stock or in shares of any other class of stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof is set apart for such payment on outstanding shares of the Series B Preferred Stock for all past dividend periods. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends authorized and declared upon the Series B Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series

B Preferred Stock shall be authorized and declared ratably so that the amount of dividends authorized and declared per share of Series B Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

(e) Except as described in Section 5(d) above, unless full cumulative dividends on outstanding shares of the Series B Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be authorized, declared and paid or authorized, declared and set apart for payment, nor shall any other distribution be authorized and declared or made upon the common stock, or any other capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, nor shall any shares of common stock, or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving the Corporation’s qualification as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”)). Holders of shares of the Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided above. Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

6. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders a liquidation preference of $25.00 per share (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid dividends to, but excluding, the date of payment (whether or not declared), but without interest, before any distribution of assets is made to holders of common stock or any other class or series of capital stock of the Corporation that ranks junior to the Series B Preferred Stock as to liquidation rights. However, the holders of the shares of Series B Preferred Stock will not be entitled to receive the Liquidation Preference, plus any accrued and unpaid dividends, of such shares until the Liquidation Preference of any other series or class of the Corporation’s capital stock hereafter issued which ranks senior as to liquidation rights to the Series B Preferred Stock has been paid in full. The holders of Series B Preferred Stock and all series or classes of the Corporation’s capital stock which rank on a parity as to liquidation rights with the Series B Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such capital stock, in any distribution (after payment of the liquidation preference of any capital stock of the Corporation that ranks senior to the Series B Preferred Stock as to liquidation rights) which is not sufficient to pay in full the aggregate of the amounts payable thereon. Holders of Series B Preferred Stock will be entitled to written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(b) In determining whether a distribution to holders of Series B Preferred Stock (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the FBCA, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of the Corporation whose preferential rights upon dissolution are superior to those receiving the distribution.

7. Optional Redemption. The Series B Preferred Stock is not redeemable by the Corporation prior to the Optional Redemption Date, except under circumstances where it is necessary to preserve the Corporation’s status as a REIT for U.S. federal income tax purposes and except as described in Section 8 below upon the occurrence of a Change of Control. On and after the Optional Redemption Date, the Corporation may, at its option, upon notice pursuant to Section 9 hereof, redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to, but not including, the date fixed for redemption (except for dividends payable as described in the last sentence of Section 9(a)) without interest (the “Optional Redemption Right”). In addition to the Optional Redemption Right, in order to ensure that the Corporation remains qualified as a REIT under the Code, the Corporation will have the right to purchase from a holder of shares of Series B Preferred Stock at any time any shares of Series B Preferred Stock held by such holder in excess of 7% of the value of the outstanding capital stock of the Corporation in accordance with Article V of the Articles or any successor provision or other provision of the Articles as in effect from time to time limiting ownership of stock of the Corporation.

8. Special Optional Redemption. In the event of a Change of Control of the Corporation, regardless of whether the Change of Control occurs prior to or after the Optional Redemption Date, the Corporation shall have the right, at the Corporation’s option, to redeem the shares of each holder of Series B Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not declared) (except for dividends payable as described in the last sentence of Section 9(a)) to, but not including, the date fixed for redemption (a “Change of Control Redemption Right”).

9. Redemption Procedures.

(a) The Corporation shall give notice of redemption by mail, postage prepaid, not less than 30 nor more than 90 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect in the notice or in the mailing of the notice will affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock, except as to a holder to whom notice was defective or not given. Each notice will state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the place or places where the Series B Preferred Stock is to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) if such redemption is being made in connection with a Change of Control, holders of Series B Preferred Stock being so called for redemption will not be able to tender such shares of Series B Preferred Stock for conversion in connection with the Change of Control and each share of Series B Preferred Stock tendered for conversion that is called, prior to the Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Conversion Date. Notwithstanding the foregoing, no notice of redemption will be required where the Corporation elects to redeem Series B Preferred Stock to preserve its REIT qualification. If the Corporation redeems less than all of the Series B Preferred Stock held by any holder, the notice mailed to such holder will also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed will be selected by lot or pro rata. If a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of Series B Preferred Stock at the close of business on the applicable Dividend Record Date is entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before the Dividend Payment Date.

(b) If the Corporation has given notice of redemption of any shares of Series B Preferred Stock and has set apart for payment the funds necessary for the redemption for the benefit of the holders of any shares of Series B Preferred Stock called for redemption, then from and after the redemption date (i) dividends will cease to accrue on such shares of Series B Preferred Stock, (ii) the shares of Series B Preferred Stock will no longer be deemed outstanding and (iii) all rights of the holders of the shares will terminate, except the right to receive the redemption price.

(c) If full cumulative dividends on the Series B Preferred Stock have not been paid or declared and set apart for payment for all prior dividend periods, the Corporation may not redeem any shares of Series B Preferred Stock unless it simultaneously redeems all outstanding shares of Series B Preferred Stock, and the Corporation will not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by exchange for shares of capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation). So long as no dividends are in arrears, the Corporation is entitled, at any time and from time to time, to repurchase shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable law.

10. Conversion Rights.

(a) Upon the occurrence of a Change of Control, unless, prior to the Conversion Date, the Corporation provides notice of redemption of such shares of Series B Preferred Stock pursuant to Section 9, then, unless the holders of the Series B Preferred Stock will receive Alternative Form Consideration pursuant to this Section 10(a), each holder of shares of Series B Preferred Stock shall have the right, subject to Section 10(k), to convert all or part of the Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Conversion Date into a number of shares of common stock per share of Series B Preferred Stock to be converted (the “Common Share Conversion Consideration”) equal to the lesser of (i) the quotient obtained by dividing (A) the sum of $25.00 plus (subject to Section 10(c) hereof) the amount of any accrued and unpaid dividends thereon (whether or not declared) to, but not including, the Conversion Date, by (B) the Common Stock Price and (ii) 0.6066 (as adjusted pursuant to the immediately succeeding paragraph, the “Share Cap”).

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a common stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to the common stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of common stock that is equivalent to the product obtained by multiplying (x) the Share Cap in effect immediately prior to such Share Split by (y) a fraction, the numerator of which is the number of shares of common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of common stock (or equivalent Alternative Conversion Consideration, as applicable) issuable in connection with the exercise of the Change of Control Conversion Right and in respect of the Series B Preferred Stock shall not exceed 2,669,040 shares of common stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase on a pro rata basis if the number of authorized shares of Series B Preferred Stock increases after the first date on which any shares of the Series B Preferred Stock are issued (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which, or in connection with which, shares of common stock shall be converted into cash, securities or other property or assets, including any combination thereof (the “Alternative Form Consideration”), a holder of shares of Series B Preferred Stock shall receive upon conversion of such shares of Series B Preferred Stock (subject to the immediately succeeding paragraph) the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of common stock equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration” and, together with the Common Share Conversion Consideration, the “Conversion Consideration”).

If holders of shares of common stock have the opportunity to elect the form of consideration to be received in connection with the Change of Control, the consideration that the holders of Series B Preferred Stock shall receive shall be the form of consideration elected by the holders of a plurality of the shares of common stock held by shareholders who participate in the election and shall be subject to any limitations to which all holders of common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Change of Control.

The “Conversion Date” with respect to any Change of Control shall be a business day fixed by the Board of Directors that is not fewer than 20 days and not more than 35 days after the date on which the Corporation provides notice of the Change of Control pursuant to Section 10(d).

The “Common Stock Price” for any Change of Control shall be (x) the amount of cash consideration per share of common stock, if the consideration to be received in the Change of Control by holders of shares of common stock is solely cash, and (y) the average of the closing prices per share of common stock on the NYSE, the NYSE American or the NASDAQ for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of shares of common stock is other than solely cash (including if such holders do not receive consideration).

(b) No fractional shares of common stock shall be issued upon the conversion of Series B Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c) If a Conversion Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of shares of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date in accordance with Section 5 hereof, notwithstanding the conversion of such shares on or prior to such Dividend Payment Date, but the Common Share Conversion Consideration shall not be calculated to include such accrued and unpaid dividends.

(d) Within 15 days following the occurrence of a Change of Control, the Corporation shall deliver a notice of the occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, to the holders of record of the outstanding shares of Series B Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. No failure to give such a notice or any defect thereto or in the mailing thereof shall affect the sufficiency of the notice or validity of the proceedings for the conversion of any share of Series B Preferred Stock, except as to the holder to whom notice was defective or not given. A notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received such notice. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Conversion Date; (vi) that if, prior to the Conversion Date, the Corporation provides notice of its election to redeem all or any portion of the Series B Preferred Stock, the holder will not be able to convert the shares of Series B Preferred Stock called for redemption, and such shares of Series B Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock converted; (viii) the name and address of the paying agent and the conversion agent (the “Conversion Agent”); and (ix) the procedures that the holders of Series B Preferred stock must follow to exercise the Change of Control Conversion Right.

(e) The Corporation shall issue a press release for publication on the Dow Jones & Corporation, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in such a notice, and post such a notice on the Corporation’s website, in any event prior to the opening of business on the first business day following any date on which the Corporation provides notice pursuant to Section 10(d) to the holders of record of Series B Preferred Stock.

(f) In order to exercise the Change of Control Conversion Right, a holder of record of shares of Series B Preferred Stock shall be required to deliver, on or before the close of business on the Conversion Date, the certificates, if any, representing any certificated shares of Series B Preferred Stock to be converted, duly endorsed for transfer, together with a written notice of exercise and any other documents the Corporation reasonably requires in connection with such conversion, to the Conversion Agent. Such notice shall state the number of shares of Series B Preferred Stock to be converted. Notwithstanding the foregoing if the shares of Series B Preferred Stock are held in global form, such notice shall instead comply with applicable procedures of The Depository Trust Company.

(g) Holders of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part), by a written notice of withdrawal delivered to the Conversion Agent prior to the close of business on the business day prior to the Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series B Preferred Stock; (ii) if certificated shares of Series B Preferred Stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and (iii) the number of shares of Series B Preferred Stock, if any, which remain subject to the notice of exercise. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, the notice of withdrawal shall instead comply with applicable procedures of The Depository Trust Company.

(h) Shares of Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the notice of exercise has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Conversion Date unless, prior to the Conversion Date, the Corporation provides notice of its election to redeem such shares of Series B Preferred Stock, whether pursuant to its Optional Redemption Right or Change of Control Redemption Right.

(i) The Corporation shall deliver the applicable Conversion Consideration no later than the third business day following the Conversion Date.

(j) In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series B Preferred Stock into Conversion Consideration.

(k) Notwithstanding anything to the contrary in this Section 10, no holder of Series B Preferred Stock will be entitled to convert any shares of Series B Preferred Stock into shares of common stock to the extent that receipt of shares of common stock upon the conversion of such shares of Series B Preferred Stock in accordance with this Section 10 would cause such person or any other person to violate Article V of the Articles or any successor provision or other provision of the Articles as in effect from time to time limiting ownership of stock of the Corporation.

11. Voting Rights.

(a) Holders of the Series B Preferred Stock will not have any voting rights, except as set forth below.

(b) Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive (a “Preferred Dividend Default”), the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as hereinafter defined)), and the holders of such shares of Series B Preferred Stock will be entitled to vote separately as a class with all other series of preferred stock ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable, including, in that instance, the Series A Preferred Stock (“Parity Preferred”), in order to fill the vacancies thereby created, for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) at a special meeting called by the Corporation at the request of holders of record of at least 10% of the Series B Preferred Stock or the holders of record of at least 10% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (or, if the directors are divided into classes, at the conclusion of the terms of each Preferred Stock Director) all dividends accrued on such shares of Series B Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid. In the event the directors of the Corporation are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to ensure that the number of directors in each of the classes of directors are as nearly equal as possible. Each Preferred Stock Director, as a qualification for election as such (and regardless of how elected) shall submit to the Board of Directors a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accrued on such shares of Series B Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid, whereupon the terms of office of all persons elected as Preferred Stock Directors by the holders of the Series B Preferred Stock and any Parity Preferred shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of directors then constituting the Board of Directors shall be reduced accordingly. A quorum for any meeting shall exist if at least a majority of the outstanding shares of Series B Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meetings. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series B Preferred Stock and such Parity Preferred (regardless of liquidation preference) present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accrued dividends and the dividend for the then current dividend period on the Series B Preferred Stock shall have been paid in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default). Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter properly coming before the Board of Directors. Notwithstanding the foregoing, in no event shall the holders of Series B Preferred Stock be entitled pursuant to this Section 11(b) to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any securities exchange on which any class or series of the Corporation’s stock is listed.

(c) So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by the Articles, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of Series B Preferred Stock, at the time outstanding, voting separately as a class, given in person or by proxy, either in writing without a meeting or by vote at any meeting, shall be necessary for effecting or validating:

(i) any voluntary termination or revocation of the status of the Corporation as a REIT;

(ii) any amendment, alteration or repeal of any of the provisions of the Articles or these Articles of Amendment (whether by merger, consolidation or otherwise (an “Event”)) that materially and adversely affects any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption (the “Rights and Preferences”) of the Series B Preferred Stock or the holders thereof; provided, however, that (x) the amendment of the provisions of the Articles so as to authorize, create or increase the authorized amount of any shares ranking on parity with or junior to the Series B Preferred Stock as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up (including any increase in the number of authorized shares of Series B Preferred Stock) shall not be deemed to materially adversely affect the Rights and Preferences, and (y) any filing with the Florida Division of Corporations by the Corporation, including in connection with an Event, shall not be deemed to be an amendment, alteration or repeal of any of the provisions of the Articles or these Articles of Amendment that materially and adversely affects the Rights and Preferences, provided that: (1) the Corporation is the surviving entity and the Series B Preferred Stock remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; or (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series B Preferred Stock for other preferred stock, shares or other equity interests having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to that of the Series B Preferred Stock (except for changes that do not materially and adversely affect the holders of Series B Preferred Stock); or

(iii) the authorization, creation or the increase in the authorized number of shares of any class or series, or any security convertible into shares of any class or series of stock of the Corporation ranking senior to the Series B Preferred Stock as to distribution on any liquidation, dissolution or winding up of the Corporation or as to the payment of dividends;

provided, however, that, in the case of each of subparagraphs (i), (ii) and (iii), no such vote of the holders of Series B Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption or, in the case of an Event, regardless of the date of the transaction, the holders of the Series B Preferred Stock receive in the transaction their liquidation preference plus accrued and unpaid dividends.

For purposes of determining the voting rights of the holders of the Series B Preferred Stock under this Section 11(c), each holder will be entitled to one vote for each Liquidation Preference per share with respect to shares of the Series B Preferred Stock held by such holder. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of the Series B Preferred Stock has been cast or given on any matter on which the holders of shares of the Series B Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

(d) As to any voting right set forth in Section 11(c), the holders of Series B Preferred Stock shall have exclusive voting rights on any proposed amendment to the Articles that would alter only the contract rights of the Series B Preferred Stock.

(e) Except as expressly stated in these Articles of Amendment, the Series B Preferred Stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including, but not limited to, any merger or consolidation involving the Corporation, or a sale of all or substantially all of the assets of the Corporation, or the liquidation or dissolution of the Corporation, irrespective of the effect that such merger, consolidation, sale, liquidation or dissolution may have upon the rights, preferences or voting power of the holders of the Series B Preferred Stock.

12. Information Right. During any period during which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Corporation will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series B Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that the Corporation would have been required to file with the United States Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which the Corporation would have been required to file such reports with the United States Securities and Exchange Commission if the Corporation were subject to Section 13 or 15(d) of the Exchange Act (in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were an “accelerated filer” within the meaning of the Exchange Act), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series B Preferred Stock.

THIRD: The classification of authorized but unissued shares as set forth in these Articles of Amendment does not increase the authorized stock of the Corporation or the aggregate par value thereof.

FOURTH: These Articles of Amendment have been approved by the Board of Directors in the manner prescribed by the FBCA.

IN WITNESS WHEREOF, the undersigned Senior Vice President, General Counsel and Secretary of the Corporation has executed these Articles of Amendment to the Restated Articles of Incorporation as of August 16, 2023.

REGENCY CENTERS CORPORATION

By:	/s/ Michael Herman
Michael Herman
Senior Vice President, General Counsel and Secretary

[Signature Page to the Articles of Amendment for the Designation of Series B Cumulative

Redeemable Preferred Stock of the Corporation]